AMERICAN CENTURY CAPITAL PORTFOLIOS, INC.


                             ARTICLES SUPPLEMENTARY


         AMERICAN CENTURY CAPITAL PORTFOLIOS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation has duly established a new series of shares titled American Century Small Cap Value Fund (hereinafter referred to as a "Series") for the Corporation's stock and has allocated One Hundred Million (100,000,000) shares of the One Billion One Hundred Million (1,100,000,000) shares of authorized capital stock of the Corporation, par value One Cent ($0.01) per share, for an aggregate par value of One Million Dollars ($1,000,000) to the new Series. As a result of the action taken by the Board of Directors referenced in Article FIRST of these Articles Supplementary, the four
(4) Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:

         Series                        Number of Shares      Aggregate Par Value
         ------                        ----------------      -------------------

American Century Value Fund              680,000,000             $6,800,000

American Century Equity Income Fund      220,000,000             $2,200,000

American Century Real Estate Fund        100,000,000             $1,000,000

American Century Small Cap Value         100,000,000             $1,000,000
     Fund

The par value of each share of stock in each Series is One Cent ($0.01) per share.

         SECOND: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation, the Board of Directors of the Corporation (a) has duly established three (3) classes of shares (each hereinafter referred to as a "Class") for the new Series of the capital stock of the Corporation and (b) has allocated the shares designated to the new Series in Article FIRST above among the Classes of shares. As a result of the action taken by the Board of Directors, the Classes of shares of the four (4) Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:


                                                                         Number of Shares              Aggregate
                   Series Name                      Class Name               as Allocated              Par Value
                   -----------                      ----------               ------------              ---------

American Century Value Fund                         Investor                  490,000,000             $4,900,000
                                                    Institutional              60,000,000                600,000
                                                    Service                     5,000,000                 50,000
                                                    Advisor                   125,000,000              1,250,000

American Century Equity Income Fund                 Investor                  125,000,000             $1,250,000
                                                    Institutional              25,000,000                250,000
                                                    Service                     7,500,000                 75,000
                                                    Advisor                    62,500,000                625,000

American Century Real Estate Fund                   Investor                   50,000,000            $   500,000
                                                    Institutional              25,000,000                250,000
                                                    Advisor                    25,000,000                250,000

American Century Small Cap Value Fund               Investor                   50,000,000            $   500,000
                                                    Institutional              25,000,000                250,000
                                                    Advisor                    25,000,000                250,000


         THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or Class or any unissued shares that have not been allocated to a Series or Class, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation of the Corporation.

         FOURTH: A description of the series and classes of shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Articles of Incorporation of the Corporation and is not changed by these Articles Supplementary, except with respect to the creation and/or designation of the various Series.

         FIFTH: The Board of Directors of the Corporation duly adopted resolutions dividing into Series the authorized capital stock of the Corporation and allocating shares to each Series as set forth in these Articles Supplementary.

         SIXTH: The Board of Directors of the Corporation duly adopted resolutions establishing a new Series and allocating shares to the Series, as set forth in Article FIRST, and dividing the Series of capital stock of the Corporation into Classes as set forth in Article SECOND.


         IN WITNESS WHEREOF, AMERICAN CENTURY CAPITAL PORTFOLIOS, INC. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested to by its Assistant Secretary on this 1st day of June, 1998.

                                          AMERICAN CENTURY CAPITAL
ATTEST:                                   PORTFOLIOS, INC.


/s/ David H. Reinmiller                   /s/ Patrick A. Looby
Name:  David H. Reinmiller                Name:   Patrick A. Looby
Title: Assistant Secretary                Title:  Vice President


         THE UNDERSIGNED Vice President of AMERICAN CENTURY CAPITAL PORTFOLIOS, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.



Dated:  June lst, 1998                     /s/ Patrick A. Looby
                                           Patrick A. Looby, Vice President